Exhibit 8.2





                      [Letterhead of Debevoise & Plimpton]











                                                       July 12, 1995


ALC Communications Corporation
30300 Telegraph Road
Bingham Farms, Michigan 48025


                          Agreement and Plan of Merger
                            dated as of April 9, 1995
                           among Frontier Corporation,
                        Frontier Subsidiary One, Inc. and
                         ALC Communications Corporation
                         ------------------------------

Ladies and Gentlemen:

     We have acted as counsel to ALC Communications Corporation, a Delaware corporation ("ALC"), in connection with the proposed merger (the "Merger") of Frontier Subsidiary One, Inc., a Delaware corporation ("Sub"), a wholly owned subsidiary of Frontier Corporation, a New York corporation ("Frontier"), with and into ALC pursuant to the Agreement and Plan of Merger dated as of April 9, 1995 (the "Merger Agreement"), among Frontier, Sub and ALC.

     In so acting, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement of Frontier and ALC and Prospectus of Frontier relating to the proposed Merger and to the shares of common stock, par value $1.00 per













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ALC Communications                      2                          July 12, 1995
  Corporation

share, of Frontier to be issued to ALC shareholders in the Merger pursuant to the Merger Agreement (the "Joint Proxy Statement").

     As required by Section 6.3(d) of the Merger Agreement, you have requested that we render an opinion set forth below. In rendering such opinion, we have examined and relied upon the accuracy as of the date hereof and as of the date of the closing of the Merger of the representations and warranties as to factual matters set forth in the documents referred to above and the Letters of Representation, dated as of the date hereof, that ALC and Frontier have provided to us and to Simpson, Thacher and Bartlett, counsel to Frontier, copies of which are attached hereto. We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents certificates or other instruments as in our judgement are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation or any factual matter set forth in any of the foregoing.

     Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger is consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement, we are of the following opinion:

          1. The Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 386(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Frontier, Sub and ALC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     This opinion is limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.
























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ALC Communications                      3                          July 12, 1995
  Corporation

     We are delivering this opinion to you and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement and to the use of our name under the captions "The Merger - Certain Federal Income Tax Consequences" and "Legal Opinions" in the Joint Proxy Statement. In giving such consent, we do not hereby concede that we are within the category of persons who consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                             Very truly yours,



                                             DEBEVOISE & PLIMPTON